                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Under Rule 14a-12

                                 GADZOOKS, INC.
                (Name of Registrant As Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $__________ (aggregate amount to be distributed to security holders)

         4) Proposed maximum aggregate value of transaction: $__________ (aggregate amount to be distributed to security holders)

         5)       Total fee paid:
                  $__________

[ ] Fee paid previously with preliminary materials. [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)       Amount Previously Paid:

                  -------------------------------------------------------------
         2)       Form, Schedule or Registration Statement No.:

                  -------------------------------------------------------------
         3)       Filing Party:

                  -------------------------------------------------------------
         4)       Date Filed:

                  -------------------------------------------------------------

                                   [GRAPHIC]

                                  Dallas, Texas

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             THURSDAY, JUNE 15, 2000

To the Shareholders of Gadzooks, Inc.

         The 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Gadzooks, Inc., a Texas corporation (the "Company" or "Gadzooks"), will be held on Thursday, June 15 at 9:30 a.m., local time, at Gadzooks' headquarters, 4121 International Parkway, Carrollton, Texas 75007 for the following purposes:

         1. To elect two directors to serve until the 2003 Annual Meeting of Shareholders;

         2. To approve an Amendment to the Gadzooks, Inc. 1992 Incentive and Nonstatutory Stock Option Plan (the "Incentive Plan") to increase the aggregate number of shares available for issuance thereunder from 1,500,000 to 2,100,000;

         3. To approve an Amendment to the Gadzooks, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") to (i) increase the number of monthly offerings to 60, (ii) increase the maximum aggregate number of shares reserved for issuance from 60,000 to 110,000, (iii) extend the term of the Stock Purchase Plan to March 31, 2003, (iv) remove the provision limiting each offering to 2,500 shares, and (v) entitle the Company to withhold any necessary employment taxes or other similar amounts with respect to the purchase or sale of shares of common stock under the Stock Purchase Plan;

         4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for Gadzooks for the fiscal year ending February 3, 2001; and

         5. To transact all other business that may properly come before such meeting or any adjournment(s) thereof.

         The close of business on Tuesday, May 2, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. Only holders of record of Gadzooks' common stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. Gadzooks' stock transfer books will not be closed. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any Company shareholder at Gadzooks' headquarters, 4121 International Parkway, Carrollton, Texas 75007, for purposes pertaining to the Annual Meeting, during normal business hours for a period of 10 days prior to the Annual Meeting, and at the time and place of the Annual Meeting.

         You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A self-addressed, postage prepaid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement.

                                       By order of the Board of Directors

                                       GADZOOKS, INC.

                                       By: /s/ JAMES A. MOTLEY
                                          -----------------------------
                                               James A. Motley
                                               Secretary
May 11, 2000

                                   [GRAPHIC]

                           4121 International Parkway
                             Carrollton, Texas 75007
                                 (972) 307-5555

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------


                    SOLICITATION AND REVOCABILITY OF PROXIES

         The enclosed proxy is solicited by and on behalf of the Board of Directors of Gadzooks, Inc., a Texas corporation (the "Company" or "Gadzooks"), for use at the 2000 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, June 15, 2000 at 9:30 a.m., local time, at Gadzooks' headquarters, 4121 International Parkway, Carrollton, Texas 75007, (972) 307-5555, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of Gadzooks (the "Board of Directors") will be conducted primarily by mail. ChaseMellon Shareholder Services, L.L.C. has been retained to assist Gadzooks in the solicitation of proxies in connection with the Annual Meeting for a fee of approximately $5,000, plus out-of-pocket expenses. In addition, officers, directors and employees of Gadzooks may solicit proxies personally or by telephone, telegram, electronic mail or other forms of wire or facsimile communication. These persons will receive no special compensation for any solicitation activities. Gadzooks will, upon request, reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of Gadzooks' common stock (the "Common Stock"). The costs of the solicitation will be borne by Gadzooks. This proxy statement and the form of proxy were first mailed to shareholders of Gadzooks on or about May 11, 2000.

         The enclosed proxy, although executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy bearing a later date, (b) by written notice of revocation to the Secretary of Gadzooks at the address set forth above, or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by proxies will be voted at the Annual Meeting.

         At the close of business on May 2, 2000, the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, 8,933,330 shares of Common Stock were outstanding, each of which is entitled to one vote. Common Stock is the only class of outstanding securities of Gadzooks entitled to notice of, and to vote at, the Annual Meeting.

                            A. ELECTION OF DIRECTORS

         Two directors are to be elected at the Annual Meeting. Gerald R. Szczepanski and Ron G. Stegall have been nominated to serve as directors and, if elected, will serve until Gadzooks' Annual Meeting of Shareholders in 2003 and until their respective successors have been duly elected and qualified or until their earlier death, disqualification, retirement, resignation or removal from office. Each of these nominees for director currently serves as a director of Gadzooks, and biographical information for each is set forth below. Under Gadzooks' Bylaws and consistent with Texas law, directors shall be elected by plurality vote at each annual meeting of shareholders at which a quorum is present and, accordingly, abstentions and "broker non-votes" will have no effect on the election of directors except in determining if a quorum is present. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes in the election of directors.

         Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy, if signed and returned, will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MESSRS. SZCZEPANSKI AND STEGALL TO THE BOARD OF DIRECTORS.

         The following table sets forth certain information regarding the director nominees and the other directors of Gadzooks:

                                                                                          SERVED AS       DIRECTOR'S
                                                                                          DIRECTOR           TERM
                  NAME                      AGE                 POSITION                   SINCE            ENDING
                  ----                     -----                --------                  ---------       ----------
Gerald R. Szczepanski...................    51     Chairman of the Board, President,         1983            2000
                                                    Chief Executive Officer and
                                                    Director
Lawrence H. Titus, Jr...................    49     Director                                  1983            2002
G. Michael Machens......................    49     Director                                  1992            2002
Robert E.M. Nourse......................    61     Director                                  1993            2001
Ron G. Stegall..........................    52     Director                                  1999            2000

         GERALD R. SZCZEPANSKI, a co-founder of Gadzooks, has served as Chairman of the Board and Chief Executive Officer of Gadzooks since July 1994 and President of Gadzooks since April 1999. Mr. Szczepanski also served as President of Gadzooks from January 1983 until July 1994 and from July 1995 until August 1998. Mr. Szczepanski has been a Director of Gadzooks since January 1983. Prior to founding Gadzooks, from 1977 to 1983 Mr. Szczepanski was a Vice President of T-Shirts Plus, a chain of 300 franchised retail t-shirt stores located throughout the United States. Mr. Szczepanski has a total of 23 years of experience in the retail business.

         LAWRENCE H. TITUS, JR., a co-founder of Gadzooks, has served as a Director of Gadzooks since January 1983. Mr. Titus currently manages personal investments. Mr. Titus served as President and Secretary of Gadzooks from July 1994 until July 1995, when he retired to pursue other interests. From January 1983 until July 1994, Mr. Titus was Vice President and Secretary of Gadzooks. Prior to founding Gadzooks, from 1976 to 1983

Mr. Titus was a vice president of T-Shirts Plus, a chain of 300 franchised retail t-shirt stores located throughout the United States.

         G. MICHAEL MACHENS has served as a Director of Gadzooks since January 1992. Mr. Machens is currently a General Partner of Phillips-Smith Specialty Retail Group, a venture capital firm specializing in e-commerce and retail investments. Prior to joining Phillips-Smith in 1989, Mr. Machens served as Chief Financial Officer of Blockbuster Entertainment, Chief Financial Officer of Compco Computer Centers, and Controller of Pearle Health Services, Inc. Mr. Machens serves as a director of several privately held retail companies.

         ROBERT E.M. NOURSE has served as a Director of Gadzooks since October 1993. Mr. Nourse is currently President of Arena Growth Ventures, a private investment company. From 1980 to 1996, Mr. Nourse served as President and Chief Executive Officer of The Bombay Company, Inc., a specialty retailer selling home furnishings and decorative accessories in over 400 stores in the United States and Canada. Mr. Nourse served as a Director of The Bombay Company, Inc. from 1990 to 1996. Mr. Nourse has served as a director of Vanishing Point, Inc., an operator of cosmetic hair removal salons, since 1998.

         RON G. STEGALL has served as a Director of Gadzooks since February 1999. Mr. Stegall is currently the chief executive officer of Arlington Equity Partners, Inc., a venture capital firm specializing in retailing start-ups. Prior to forming Arlington Equity Partners, Inc. in 1992, Mr. Stegall founded BizMart, Inc., an office products superstore chain and was a retail executive with Tandy Corporation's Radio Shack unit for many years. Mr. Stegall serves as chairman of the board of directors of InterTAN, Inc., an international electronics retailer and also serves as a director of Hastings Entertainment, Inc., a superstore retailer.

         The directors elected at the Annual Meeting will hold office until the 2003 annual meeting of shareholders of Gadzooks and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office. Mr. Szczepanski, in his capacity as an executive officer of Gadzooks, was elected to serve in such capacity until his successor is duly elected and qualified or until his earlier death, disqualification, retirement, resignation or removal from office. There is no family relationship between any of the directors and executive officers of Gadzooks.

         The following table sets forth information regarding the executive officers of Gadzooks who are not directors of Gadzooks:

                      NAME                           AGE                         POSITION
                      ----                          -----                        --------
James F. Wimpress, Jr..........................       46    Senior Vice President - Store Operations

Paula Y. Masters...............................       37    Senior Vice President - General Merchandising
                                                             Manager

James A. Motley................................       36    Vice President, Chief Financial Officer and
                                                             Secretary

William S. Kotch III...........................       49    Vice President - Real Estate

Stephen R. Puterbaugh..........................       51    Vice President - Human Resources and Loss
                                                             Prevention

         JAMES F. WIMPRESS, JR. has served as Senior Vice President -- Store Operations of Gadzooks since January 1998. From January 1996 to December 1997, Mr. Wimpress served as Vice President of Operations of G&G/Rave. From March 1995 to December 1995, Mr. Wimpress served as Vice President of Retail of Carol Little. Mr. Wimpress was Vice President of Stores, Real Estate and Construction for Canadians from February 1994 to December 1994. Prior to that, Mr. Wimpress was the Vice President of Stores for United Retail Group from October 1990 to October 1993. Mr. Wimpress has over 25 years of experience in the retailing industry.

         PAULA Y. MASTERS has served as Senior Vice President - General Merchandising Manager since October 1999. Ms. Masters served as Vice President - General Merchandising Manager of Gadzooks from January 1999 to October 1999. Prior to coming to Gadzooks, Ms. Masters held the position of Vice President - Divisional Merchandise Manager from January 1996 to December 1999 with Elder-Beerman where she was responsible for that company's junior sportswear and dress business. From May 1986 to December 1995, Ms. Masters served in a variety of capacities at Margo's, including Vice President - Divisional Merchandise Manager from May 1993 to January 1994 and Senior Vice President - General Merchandise Manager from January 1994 to December 1995. Ms. Masters has over 15 years of experience in the apparel retailing business.

         JAMES A. MOTLEY has served as Vice President, Chief Financial Officer and Secretary since February 2000. Mr. Motley joined Gadzooks as Controller in November 1997 and was promoted to the position of Vice President - Finance and Secretary in May 1999. Prior to joining Gadzooks, Mr. Motley held the position of Director of Accounting Systems and Procedures for Tandy Corporation. A Certified Public Accountant, he served in the audit practice of Price Waterhouse for over seven years before the Tandy position, working primarily on retail audit engagements. Mr. Motley has over 12 years of experience in the retailing business.

         WILLIAM S. KOTCH III has served as Vice President - Real Estate since August 1995. From October 1986 until August 1995, Mr. Kotch served as National Director of Real Estate for County Seat Stores, Inc., a chain of over 700 specialty retail stores. Mr. Kotch was previously employed by the Zale Corporation for 13 years in various operational positions, including Manager of Corporate Real Estate from 1983 to 1985. Mr. Kotch has 17 years of retail leasing experience.

         STEPHEN R. PUTERBAUGH has served as Vice President - Human Resources and Loss Prevention since January 1999. Mr. Puterbaugh joined Gadzooks in August 1997 as Vice President - Human Resources. Most recently, Mr. Puterbaugh served as Vice President - Human Resources for Dallas based Lil' Things from December 1994 to July 1997. Prior to December 1994, Mr. Puterbaugh held various Human Resources and Operating positions with high growth retailers Circuit City, The Gap and Sears. Mr. Puterbaugh has over 25 years of experience in the department store and fashion specialty retail environment.

         The executive officers named above were elected to serve in such capacities until their respective successors have been duly elected and have been qualified or until their earlier death, disqualification, retirement, resignation or removal from office.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held seven meetings during fiscal 1999. Each director attended all of the meetings of the Board of Directors and any committee on which such director served.

         The Board of Directors currently has two standing committees, the Audit Committee and the Compensation Committee. The Audit Committee currently consists of Messrs. Machens, Titus and Stegall. The Audit Committee meets periodically with representatives of Gadzooks' independent auditors to review the general scope of the annual audit, including consideration of Gadzooks' accounting practices and procedures and system of internal accounting controls, and reports to the Board of Directors with respect thereto. The Audit Committee met two times during fiscal 1999. The Compensation Committee, which currently consists of Messrs. Machens and Nourse, meets periodically to review and make recommendations with respect to the annual compensation of Gadzooks' executive officers and management group. The Compensation Committee met three times during fiscal 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In fiscal 1999, G. Michael Machens and Robert E. M. Nourse served as members of the Compensation Committee of Gadzooks. Neither of these individuals was an officer or employee of Gadzooks at any time during fiscal 1999.

         No current executive officer of Gadzooks serves as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of Gadzooks' Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

         Each director of Gadzooks who is not an officer or employee of Gadzooks receives a $12,000 annual retainer fee, a $1,500 fee for each meeting of the Board of Directors attended by such director and a fee of $500 for each committee meeting attended by such director. In addition, directors of Gadzooks are reimbursed for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.

         Gadzooks has adopted a stock option plan for non-employee directors of Gadzooks (the "Director Plan"). The Director Plan (i) grants to newly elected or appointed non-employee directors options to purchase 5,000 shares of Common Stock that vest over four years and (ii) grants annually to incumbent non-employee directors options to purchase 2,000 shares of Common Stock that vest over two years, which are awarded on the third day after Gadzooks' release of annual earnings at an exercise price equal to the fair market value of such shares of Common Stock on the date the option is granted. As amended, 100,000 shares of Common Stock are available for issuance under the Director Plan.

         In October 1993 and January 1995 under Gadzooks' 1992 Incentive and Nonstatutory Stock Option Plan, Gadzooks granted Mr. Nourse options to purchase 9,523 shares of Common Stock at $0.32 per share vesting over a four-year period and exercisable through October 2003 and 4,761 shares of Common Stock at $1.05 per share vesting over a four-year period and exercisable through January 2005, respectively. Such options had a weighted average exercise price of $0.56 per share. On February 4, 1999, under the Director Plan, Mr. Stegall was granted options to purchase 5,000 shares of Common Stock at $6.56 per share, vesting over a four-year period and exercisable through February 2009. On March 11, 1999, under the Director Plan, Mr. Machens, Mr. Nourse and Mr. Titus were each granted options to purchase 2,000 shares of Common Stock and Mr. Stegall was granted options to purchase 178 shares of Common Stock (which represents his pro rata share of the annual grant of stock options), all at $7.81 per share, vesting over a two-year period and exercisable through March 2009. On March 10, 2000, under the Director Plan, Mr. Machens, Mr. Nourse, Mr. Titus and Mr. Stegall were each granted options to purchase 2,000 shares of Common Stock at $16.25 per share, vesting over a two-year period and exercisable through March 2010. As of March 10, 2000, options to purchase 47,317 shares of Common Stock were outstanding under the Director Plan with a weighted average exercise price of $19.02 per share. Under the Director Plan, 13,139 of the options granted to date vest over a four-year period, and 34,178 of the options granted to date vest over a two-year period.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid by Gadzooks to the Chief Executive Officer and the four next most highly compensated executive officers (the "Named Executive Officers") for services rendered in all capacities during fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                 ANNUAL COMPENSATION                -----------------
                                   ------------------------------------------------  STOCK OPTIONS       ALL OTHER
              NAME                     YEAR           SALARY           BONUS(1)          SHARES        COMPENSATION(2)
              ----                 -----------     -------------   ---------------- -----------------  ---------------
Gerald R. Szczepanski                  1999          $440,000          $166,920         120,000           $28,666
  Chairman of the Board,               1998           440,000                --          48,001            21,711
  President and Chief Executive        1997           400,000                --          28,000            13,269
  Officer

James F. Wimpress, Jr.(3)              1999           240,000            74,880          30,000            10,759
  Senior Vice President - Store        1998           240,000                --          27,501            21,510
  Operations                           1997            20,000                --          35,000               800

Paula Y. Masters(4)                    1999           197,722            85,800         105,000             7,700
  Senior Vice President -              1998             3,077                --          15,000               700
  General Merchandising Manager        1997                --                --              --                --

William S. Kotch III                   1999           150,000            31,200          15,000            16,155
  Vice President - Real Estate         1998           150,000                --           9,400            13,581
                                       1997           140,000                --           7,000            10,368

Stephen R. Puterbaugh(5)               1999           141,947            31,200          25,000            11,949
  Vice President - Human               1998           101,153                --          16,450             7,801
  Resources and Loss Prevention        1997            33,673                --              --                --

------------------------------

(1) Gadzooks' executive officers are entitled to receive bonuses depending on Gadzooks' achievement of certain levels of operating income and other performance criteria. Amounts represent bonuses accrued for each year's performance, but paid in the subsequent year. See "Bonus Plan."

(2) Amounts represent the Company's contributions to the Stock Purchase Plan, 401(k) Plan and automobile allowances. In the case of Mr. Wimpress, the amount for 1998 includes $11,910 for moving expenses.

(3)      Mr. Wimpress joined Gadzooks in January 1998.

(4)      Ms. Masters joined Gadzooks in January 1999.

(5)      Mr. Puterbaugh joined Gadzooks in August 1997.

         The following table provides information concerning stock options granted to the Named Executive Officers in fiscal 1999. In addition, in accordance with the regulations of the Securities and Exchange Commission (the "SEC"), hypothetical gains or "option spreads" that would exist for the respective options are shown. These gains are based on assumed rates of annual stock price appreciation of 5% and 10% from the date the options were granted.


                                             OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                                      ----------------------------------------
                                                                                                   POTENTIAL REALIZABLE
                                                         % OF                                    VALUE AT ASSUMED ANNUAL
                                       NUMBER OF    TOTAL OPTIONS                                  RATES OF STOCK PRICE
                                        SHARES        GRANTED TO                                 APPRECIATION FOR OPTION
                                      UNDERLYING     EMPLOYEES IN   EXERCISE OR                          TERM(2)
                                        OPTIONS         FISCAL       BASE PRICE    EXPIRATION   ---------------------------
               NAME                   GRANTED(1)         1999          ($/SH)         DATE         5%($)          10%($)
               ----                   ----------    -------------   -----------    ----------   ----------   --------------
Gerald R. Szczepanski..........         60,000           10.80%       $  6.75        4/7/09       $254,702    $  645,466
 Chairman of the Board, President       60,000           10.80          12.38       1/28/10        467,143     1,183,832
 and Chief Executive Officer

James F. Wimpress, Jr..........         10,000            1.80           6.75        4/7/09         42,450       107,578
 Senior Vice President - Store           5,000            0.90          11.69       6/17/09         36,759        93,154
 Operations                             15,000            2.70          12.38       1/28/10        116,786       295,958

Paula Y. Masters...............         15,000            2.70           9.63       5/21/09         90,844       230,216
 Senior Vice President - General        20,000            3.60          11.69       6/17/09        147,036       372,617
 Merchandising Manager                  50,000            9.00           8.00      10/29/09        251,558       637,497
                                        20,000            3.60          12.38       1/28/10        155,714       394,611

William S. Kotch III...........          7,500            1.35           6.75        4/7/09         31,838        80,863
 Vice President - Real Estate            7,500            1.35          12.38       1/28/10         58,393       147,979

Stephen R. Puterbaugh..........          7,500            1.35           6.75        4/7/09         31,838        80,683
 Vice President - Human Resources       17,500            3.15          12.38       1/28/10        136,250       345,284
 and Loss Prevention


---------------------

(1) The options granted are subject to a five-year vesting schedule with 20% becoming exercisable on the first, second, third, fourth and fifth anniversary of the date of grant.

(2) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the SEC and do not reflect Gadzooks' estimates or projections of future Common Stock prices. There can be no assurance that the amounts reflected in this table will be achieved. These numbers exclude the provisions of Gadzooks' stock option plans governing termination of the option following employment termination, nontransferability or vesting.

         The following table sets forth, as of January 29, 2000, the number of options and the value of unexercised options held by the Named Executive Officers.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                          OPTION EXERCISES                NUMBER OF
                                     --------------------------       SHARES UNDERLYING          VALUE OF UNEXERCISED
                                     NO. OF                         UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                     SHARES                            JANUARY 29, 2000           JANUARY 29, 2000(1)
                                    ACQUIRED            VALUE      --------------------------  ---------------------------
              NAME                 ON EXERCISE         REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
              ----                 -----------         --------    -----------  -------------  -----------   -------------
Gerald R. Szczepanski...........            --               --        125,561        157,120  $   967,623   $     442,972
 Chairman of the Board, President
 and Chief Executive Officer

James F. Wimpress, Jr...........            --               --          9,002         48,499        9,722          84,979
 Senior Vice President - Store
 Operations

Paula Y. Masters................            --               --          3,000        117,000       14,820         333,330
 Senior Vice President - General
 Merchandising Manager

William S. Kotch III............            --               --         17,827         25,620      100,794          80,714
 Vice President - Real Estate

Stephen R. Puterbaugh...........            --               --          5,290         36,160       15,876          71,930
 Vice President - Human Resources
 and Loss Prevention


--------------------

(1) For purposes of this table, the value of the unexercised options is the amount by which the market value of the Common Stock as of January 29, 2000 underlying the in-the-money options exceeds the exercise price thereof. This valuation methodology differs from the potential realizable value of the options at assumed annual rates of Common Stock price appreciation used to calculate the value of options granted to the Named Executive Officers on page 7.


BONUS PLAN

         The executive officers and certain other members of corporate management are eligible to receive cash bonuses in addition to their base salaries. The bonus plan for executive officers and corporate management is based upon Gadzooks' earnings before interest and income taxes for the fiscal year. Certain corporate management employees, including executive officers, received bonuses of approximately $823,000 for fiscal 1999. Gadzooks' field supervision (regional and district managers) and store management personnel are eligible to receive bonuses based on store sales, payroll and other expense and inventory control factors. Total bonuses paid to field supervision and store management personnel for fiscal 1999 were approximately $1,360,000. The executive officers' and corporate management's bonus plans are reviewed and approved by the Compensation Committee of the Board of Directors. The store management bonus plans are reviewed and approved by the executive officers.

EMPLOYEE STOCK OPTION PLANS

         In February 1992, the Board of Directors of Gadzooks adopted the 1992 Incentive and Nonstatutory Stock Option Plan (the "Incentive Plan"). The Incentive Plan is currently administered by the Compensation Committee (the "Committee"). Subject to the express provisions of the Incentive Plan, the Committee may, from time to time, determine the persons that will be granted options under the Incentive Plan, the number of shares of Common Stock subject to each option and the exercise price, and the time or times when such options shall be granted and may be exercised. The Incentive Plan provides that options granted under the Incentive Plan may be either "incentive stock options" ("ISOs") as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or non-ISOs. The maximum number of shares of Common Stock currently available for grant under the Incentive Plan is 1,500,000. As of January 29, 2000, options to purchase approximately 926,000 shares were outstanding under the Incentive Plan with a weighted average exercise price of approximately $9.91 per share. All of the options granted to date under the Incentive Plan vest either immediately or over a three, four or five-year period. At the Annual Meeting, the shareholders are being asked to approve an amendment to the Incentive Plan to increase the aggregate number of shares available for issuance to 2,100,000.

         In September 1994, the Board of Directors of Gadzooks adopted the 1994 Incentive and Nonstatutory Stock Option Plan for Key Employees (the "Key Employee Plan"). The Key Employee Plan is also currently administered by the Committee. Subject to the express provisions of the Key Employee Plan, the Committee may, from time to time, determine the persons that will be granted options under the Key Employee Plan, the number of shares of Common Stock subject to each option and the exercise price, and the time or times when such options shall be granted and may be exercised. The Key Employee Plan provides that options granted under the Key Employee Plan may be either ISOs or non-ISOs. The maximum number of shares of Common Stock available for grant under the Key Employee Plan is 272,651 shares. As of January 29, 2000, options to purchase 86,109 shares were outstanding under the Key Employee Plan, all of which have an exercise price of $3.15, and options for 186,542 shares have been exercised under the Key Employee Plan, all of which had an exercise price of $3.15 per share. All of the options granted under the Key Employee Plan vest over a five-year period.

401(k) PLAN

         Effective January 1, 1995, Gadzooks adopted the Gadzooks, Inc. Employees' Savings Plan (the "401(k) Plan"). All employees who have been employed by Gadzooks for at least one year of service (provided that such service represents a minimum of 1,000 hours worked during the year) and are at least 21 years of age are eligible to participate. Employees may contribute to the 401(k) Plan up to 15% of their current compensation, subject to a statutorily prescribed annual limit. The 401(k) Plan provides that Gadzooks will make regular matching contributions to the 401(k) Plan each year in the amount of 50% of the participant's contribution, up to 5% of the participant's compensation, for the year. The 401(k) Plan also provides that Gadzooks may determine to make a discretionary profit-sharing contribution to the plan each year based upon Gadzooks' profitability for that year. As of the date of this Proxy Statement, Gadzooks has not made any profit-sharing contributions to the 401(k) Plan. Employee contributions and Gadzooks' matching contributions are paid to a corporate trustee and invested in Common Stock and various funds at the discretion of the participant. Gadzooks' contribution, if any, vests over five years or earlier upon attainment of retirement at age 65, retirement for disability, death or termination of the 401(k) Plan. Distributions may be made from a participant's account in the form of a lump sum upon termination of employment, retirement, disability, death or in the event of financial hardship. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by Gadzooks to the 401(k) Plan, and income earned on such contributions, are not taxable to employees until withdrawn from the 401(k) Plan.

EMPLOYEE STOCK PURCHASE PLAN

         In March 1998, the Board of Directors adopted the Gadzooks, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan is currently administered by the Committee. Any person who is an employee of Gadzooks who is scheduled to work at least 20 hours per week on a regular basis and has completed six months of employment with Gadzooks is eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan is currently implemented by 24 monthly offerings of the Common Stock (each an "Offering") commencing on April 1, 1998 and on the first day of each calendar month thereafter ending with March 1, 2000. Currently, the maximum aggregate number of shares that may be purchased during an Offering is 2,500 shares. Common Stock is purchased for participants in the Stock Purchase Plan as of the last day of each Offering with the money deducted from their pay checks during the Offering. The purchase price per share of Common Stock is an amount equal to 85% of the fair market value of a share of Common Stock on the last day of such Offering. At the Annual Meeting, the shareholders are being asked to approve the Stock Purchase Plan Amendments, which (i) increase the number of monthly offerings to 60, (ii) increase the maximum aggregate number of shares reserved for issuance under the Stock Purchase Plan from 60,000 to 110,000, (iii) extend the term of the Stock Purchase Plan to March 31, 2003, (iv) remove the provision limiting each Offering to 2,500 shares, and (v) entitle the Company to withhold any necessary employment taxes or other similar amounts with respect to the purchase or sale of shares of Common Stock under the Stock Purchase Plan.

EMPLOYMENT AGREEMENTS

         Gadzooks has entered into a severance protection agreement with Mr. Szczepanski pursuant to which Gadzooks will provide certain benefits to him in the event his employment is terminated under certain conditions, including a change of control. If Mr. Szczepanski's employment with Gadzooks is terminated within twenty-four months following a change in control for any reason other than for cause or disability, death, or by the executive other than for good reason, the executive shall be entitled to (i) all accrued compensation and a pro rata bonus, (ii) severance pay equal to two times the sum of such executive's base salary and annual bonus and (iii) Gadzooks will continue to provide the executive with medical and dental coverage. If the executive's termination of employment with Gadzooks is not in connection with a change in control, the executive shall be entitled to the benefits discussed above except
(i) the severance pay will be paid in the form of a biweekly periodic salary continuation payment for two years from the termination date with the amounts paid during the second year reduced by the amount the executive receives from other employment and (ii) the medical and dental coverage will continue until the earlier of the second anniversary of the termination date or the date the executive becomes eligible for Medicare coverage. In addition, Mr. Szczepanski agrees that upon termination of his employment with Gadzooks, he will not disclose any confidential information relating to Gadzooks and he will not solicit, interfere or compete with Gadzooks, its business, its clients or its customers for a period of twenty-four months.

         Gadzooks has a severance agreement with Messrs. Kotch and Wimpress pursuant to which Gadzooks will continue to pay such officer's base salary for a period of six months in the event of termination without cause. In addition, the severance agreement with Mr. Kotch provides that Gadzooks will continue to pay Mr. Kotch's health insurance premiums for a period of six months in the event of termination without cause. Each of the remaining Named Executive Officers has also agreed not to participate, while an employee of Gadzooks and for a period of two years thereafter, in a business or enterprise that competes with Gadzooks.

         Gadzooks has a severance agreement with Ms. Masters pursuant to which Gadzooks will continue to pay Ms. Masters' base salary for a six-month period in the event of her termination without cause during her second twelve months of employment.

         THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE SHAREHOLDER RETURN PERFORMANCE PRESENTATION SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Committee established compensation policies and made the compensation decisions described herein for fiscal 1999. The Committee's compensation policies were applied to each of the Named Executive Officers, including the Chief Executive Officer, in the same manner.

         The Committee believes that in order for Gadzooks to succeed it must be able to attract and retain qualified executives. The objectives of the Committee in determining the type and amount of executive officer compensation are (i) to provide a compensation package consisting of a base salary, bonus, and long term incentives in the form of stock options that is in the aggregate competitive with the median range for retail companies of similar stage and growth and (ii) to allow Gadzooks to attract and retain talented executive officers and to align their interests with those of the shareholders.

         In 1993, the U.S. Congress enacted Section 162(m) of the Code and the U.S. Treasury Department promulgated regulations thereunder that prevent publicly traded companies from receiving tax deductions on certain compensation paid to certain executive officers in excess of $1 million. At this time, the amount of compensation (as defined for Code Section 162(m) purposes) paid to Gadzooks' executive officers does not exceed the $1 million pay limit. As Gadzooks grows, executive officer compensation may increase. Therefore, the Committee intends to review its executive pay plans over time in light of these regulations.

BASE SALARY

         The Committee engages an independent consultant to assist them in reviewing the executive base salaries and compensation packages paid by similar companies, primarily mall-based, specialty retailers. The industry segment, size and growth rate of companies are considered to determine which specialty retailers are similar to Gadzooks and appropriate for executive salary comparisons. Information from various public filings of comparable specialty retailers is also used in the executive salary review. The Chief Executive Officer's base salary of approximately $440,000 for fiscal 1999 was determined in this manner (see the Summary Compensation Table). The Committee believes that the foregoing executive salary review, when taken together with the experience of Committee members within the retail industry, provided the basis for reasonably informed judgment. (See "Election of Directors" for a description of the retail experience of each Committee member).

BONUS

         Annual incentive bonuses are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of Gadzooks, as well as the individual contribution of each officer. Accordingly, the executive officers of Gadzooks, including the Chief Executive Officer, participate in an annual executive incentive bonus plan ("Incentive Bonus Plan") which provides for cash bonuses based upon Gadzooks' overall financial performance and the achievement of certain specified levels of profitability for the fiscal year. The Committee annually establishes targeted profitability levels for the ensuing fiscal year in conjunction with Gadzooks' annual financial plan. The Incentive Bonus Plan provides for no executive bonuses below a specified level of overall profitability. Upon the achievement of various increasing levels of profitability above the minimum target level, the Incentive Bonus Plan provides for greater percentages of such higher levels of profitability to be accrued in the Incentive Bonus Plan. The purpose of the Incentive Bonus Plan is to reward and reinforce executive management's commitment to achieve levels of annual profitability and return consistent with increasing shareholder value.

         The Committee annually determines in advance each executive's participation level in the Incentive Bonus Plan. The Committee takes into account various qualitative and quantitative factors which reflect the executive's position, longevity in office, level of responsibility, and ability to impact Gadzooks' profitability and financial success.

         In fiscal 1995 and 1996, Gadzooks exceeded its annual financial plan and bonuses were paid to the executive officers. In fiscal 1997 and 1998, Gadzooks did not meet the minimum level of profitability required for executive officers to earn bonuses, and as a result there were no Incentive Bonus Plan payments for fiscal 1997 and 1998. In fiscal 1999, Gadzooks' profitability exceeded the minimum target level and, accordingly, bonuses were paid to the executive officers.

         Cash bonuses earned under the Incentive Bonus Plan are paid each year upon completion of Gadzooks' annual audit of the results of operations for the previous fiscal year by Gadzooks' outside auditors.

LONG TERM INCENTIVES

         The final portion of the executive officers' compensation consists of incentive stock options as listed in this Proxy Statement in the table entitled "Option Grants in Last Fiscal Year." Gadzooks has utilized this award to provide long term incentives. As noted on page 7, all the Named Executive Officers were each granted a certain number of options during 1999.

                                      Compensation Committee

                                      Robert E.M. Nourse, Chairman
                                      G. Michael Machens

                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         Set forth below is a line graph comparing the percentage change in the cumulative total return on the Common Stock with the cumulative total return of the CRSP Total Return Index for the Nasdaq National Market (U.S. Companies) ("Nasdaq Market Index") and the CRSP Total Return Industry Index for Nasdaq Retail Trade Stocks ("Retail Index") for the period commencing on October 5, 1995(1) and ending on January 28, 2000.


                   COMPARISON OF CUMULATIVE TOTAL RETURN FROM
                   OCTOBER 5, 1995 THROUGH JANUARY 28, 2000(2)


                              [PERFORMANCE GRAPH]

           Nasdaq Market Index     Retail Index         Gadzooks
           -------------------     ------------         --------
Dates
-------
10/5/95          100.00               100.00             100.00
1/26/96          102.85                94.63             176.85
1/31/97          137.25               118.51             301.45
1/30/98          162.00               138.28             214.36
1/29/99          253.41               169.08              75.67
1/28/00          382.19               138.55             132.69




--------------------

(1) For purposes of this presentation, Gadzooks has assumed that its initial offering price per share of $9.33 (as adjusted) would have been the closing sales price on October 5, 1995, the day prior to the commencement of trading. Trading in Gadzooks' Common Stock commenced on October 6, 1995 and Gadzooks' 1999 fiscal year ended on January 29, 2000.

(2) Assumes that $100.00 was invested on October 5, 1995 in Gadzooks' Common Stock at Gadzooks' initial offering price of $9.33 per share and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                              CERTAIN TRANSACTIONS

         The following directors and executive officers of Gadzooks have certain registration rights with regard to shares of Common Stock held by them: Gerald
R. Szczepanski, Lawrence H. Titus, Jr. and Robert E.M. Nourse.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires Gadzooks' directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Gadzooks. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish Gadzooks with copies of all Section 16(a) reports they file. To Gadzooks' knowledge and based solely on review of the copies of such reports furnished to Gadzooks during the period commencing February 1, 1999 and ending January 29, 2000, its officers, directors and greater than 10% beneficial owners had complied with all applicable Section 16(a) filing requirements, except for a Form 3 due in November 1999 with respect to Paula Y. Masters, a Form 4 due in April 1999 with respect to William S. Kotch III covering two transactions and a Form 5 due in February 2000 with respect to Messrs. Szczepanski, Motley, Kotch and Wimpress and Ms. Masters covering one transaction each.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Common Stock as of April 15, 2000 with respect to (i) each person known by Gadzooks to own beneficially more than five percent of the Common Stock; (ii) each of Gadzooks' directors and executive officers; and (iii) all directors and executive officers as a group. Pursuant to the rules of the Commission, in calculating percentage ownership, each person is deemed to beneficially own his own shares subject to options exercisable within 60 days after April 15, 2000, but options owned by others (even if exercisable within 60 days) are deemed not to be outstanding shares.

                                                                                BENEFICIAL OWNERSHIP
                                                                      ---------------------------------------
                            NAME                                        SHARES                     PERCENTAGE
                            ----                                      ----------                   ----------
Gerald R. Szczepanski(1).....................................            349,319                      3.9%
James F. Wimpress, Jr.(2)....................................             16,927                       *
Paula Y. Masters(3)..........................................              9,873                       *
William S. Kotch III(4)......................................             65,516                       *
Stephen R. Puterbaugh(5).....................................             18,780                       *
James A. Motley(6)...........................................             12,062                       *
G. Michael Machens(7)........................................             25,554                       *
Robert E.M. Nourse(8)........................................             53,945                       *
Lawrence H. Titus, Jr.(9)....................................             96,139                       1.1
Ron G. Stegall(10)...........................................              4,120                       *
Dimensional Fund Advisors, Inc.(11)..........................            605,500                       6.8
   1299 Ocean Avenue, 11th Floor
   Santa Monica, California 90401
Sirach Capital Management, Inc.(12)..........................            500,250                       5.6
   3323 One Union Square
   Seattle, Washington 98101
Fuller & Thaler Asset Management, Inc.(13)...................            539,300                       6.0
  411 Borel Avenue, Suite 402
  San Mateo, California 94402
Wanger Asset Management, L.P.(14)............................          1,286,000                      14.4
  227 West Monroe Street, Suite 3000
  Chicago, Illinois 60606
All directors and executive officers as a group
   (10 persons)(15)..........................................            652,235                       7.3

------------------

*        Less than 1%

(1) Includes 147,160 shares of Common Stock subject to options exercisable within 60 days of April 15, 2000.

(2) Includes 11,002 shares of Common Stock subject to options exercisable within 60 days of April 15, 2000.

(3) Includes 3,000 shares of Common Stock subject to options exercisable within 60 days of April 15, 2000.

(4) Includes 21,207 shares of Common Stock subject to options exercisable within 60 days of April 15, 2000.

(5) Includes 7,080 shares of Common Stock subject to options exercisable within 60 days of April 15, 2000.

(6) Includes 10,000 shares of Common Stock subject to options exercisable within 60 days of April 15, 2000.

(7) Includes 7,734 shares of Common Stock subject to options exercisable within 60 days of April 15, 2000.

(8) Includes 7,734 shares of Common Stock subject to options exercisable within 60 days of April 15, 2000.

(9) Includes 7,317 shares of Common Stock subject to options exercisable within 60 days of April 15, 2000.

(10) Includes 2,036 shares of Common Stock subject to options exercisable within 60 days of April 15, 2000.

(11) Based on a report on Schedule 13G filed with the SEC, dated February 3, 2000. Dimensional Fund Advisors, Inc. ("Dimensional"), an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses both voting and investment power over the securities of Gadzooks that are owned by the Funds. All securities reported on this Schedule 13G are owned by the Funds and Dimensional disclaims beneficial ownership of such securities.

(12) Based on a report on Schedule 13G filed with the SEC, dated January 29, 1997.

(13) Based on a report on Schedule 13G filed with the SEC, dated February 15, 2000. Fuller and Thaler Asset Management, Inc. has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. No account individually holds more than five percent of the outstanding Common Stock.

(14) Based on a report on Schedule 13G filed with the SEC, dated February 11, 2000. These 1,286,000 shares have been acquired on behalf of discretionary clients of Wanger Asset Management, L.P., including Acorn Investment Trust. Persons other than Wanger Asset Management, L.P. and Wanger Asset Management, Ltd. are entitled to receive all dividends from, and proceeds from the sale of, these shares. Acorn Investment Trust is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than five percent of the class.

(15) These shares include 224,270 shares of Common Stock subject to stock options exercisable within 60 days of April 15, 2000.

             B. APPROVAL OF THE AMENDMENT TO THE 1992 INCENTIVE AND
                         NONSTATUTORY STOCK OPTION PLAN

         The purposes of the Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company's business.

         The Incentive Plan currently authorizes the issuance of up to 1,500,000 shares of Common Stock pursuant to options granted under the Incentive Plan. As of March 11, 2000, 1,457,289 shares of Common Stock had been optioned, sold or otherwise subtracted from the maximum number of shares available under the Incentive Plan. The Board of Directors has determined that it would be desirable to increase the aggregate number of shares of Common Stock that may be optioned and sold under the Incentive Plan to 2,100,000 in order to have available appropriate long-term incentives and competitive compensation opportunities for the employees of the Company. Accordingly, subject to shareholder approval, the Board of Directors has adopted an amendment to the Incentive Plan (the "Incentive Plan Amendment") providing for an increase in the aggregate number of shares of Common Stock available for issuance under the Incentive Plan from 1,500,000 to 2,100,000. The full text of the proposed amendment is included in Appendix A attached to this Proxy Statement.

         General. In February 1992, the Board of Directors of the Company adopted the Incentive Plan. The Incentive Plan is currently administered by the Compensation Committee (the "Committee"). Subject to the express provisions of the Incentive Plan, the Committee may, from time to time, determine the persons that will be granted options under the Incentive Plan, the number of shares of Common Stock subject to each option and the exercise price, and the time or times when such options shall be granted and may be exercised. The Incentive Plan provides that options granted under the Incentive Plan may be either "incentive stock options" ("ISOs") as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or non-ISOs. As of March 11, 2000, options to purchase 999,689 shares were outstanding under the Incentive Plan with a weighted average exercise price of $10.23 per share. All of the options granted to date under the Incentive Plan are exercisable either immediately or over a three-, four- or five-year period. On October 12, 1995 and August 7, 1998, the Company filed with the Commission registration statements on Form S-8, under the Securities Act of 1933, as amended (the "Securities Act"), registering the shares of Common Stock underlying the options offered under the Incentive Plan.

         Employees Who May Participate in the Incentive Plan. All officers, employees and consultants of the Company or any of its affiliates may be granted options under the Incentive Plan. Pursuant to the terms of the Incentive Plan, consultants are eligible to receive only nonstatutory stock options. On October 5, 1995 the registration statement on Form S-1, pursuant to which the Company registered shares of its Common Stock for sale to the public, was declared effective. Under the terms of the Incentive Plan, non-employee directors became ineligible to receive options under the Incentive Plan upon the effectiveness of the registration statement. Prior to the effectiveness of the registration statement, a non-employee director received nonstatutory stock options under the Incentive Plan. As of March 31, 2000, approximately 4,000 employees of the Company were eligible to participate in the Incentive Plan.

         Exercise. Each option granted under the Incentive Plan is exercisable at such times and under such conditions permissible under the terms of the Incentive Plan as determined by the Committee at the time the option is granted.

         Shares of Common Stock purchased upon exercise of options ("Option Shares") shall at the time of purchase be paid for in full. To the extent that the right to purchase shares has accrued under the Incentive Plan, options may be exercised from time to time by written notice to the Company stating the full number of shares with respect to which the option is being exercised, accompanied by full payment for the shares by cash, check or surrender of other shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option is being exercised. An option may not be exercised for a fraction of a share.

         The exercise price of options granted under the Incentive Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of ISOs granted to a holder of more than 10% of the total voting power of all classes of the Company's capital stock on the date of the grant). Absent a public market for the Common Stock, the Incentive Plan provides for the fair market value per share of Common Stock to be determined by the Board of Directors.

         Non-Assignability. No option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of an optionee, the option is exercisable only by the optionee.

         Term. An ISO may not be granted with a term exceeding ten years (five years in the case of ISOs granted to a holder of more than 10% of the total voting power of all classes of the Company's capital stock on the date of the grant). The term of any non-ISOs under the Incentive Plan will be no more than ten years from the date of grant (five years and one day in the case of a non-ISO granted to a holder of more than 10% of the total voting power of all classes of the Company's capital stock on the date of grant).

         The Incentive Plan will terminate on February 26, 2002; but the Board of Directors may terminate the Incentive Plan at any time prior thereto. Termination of the Incentive Plan shall not affect, without the consent of the optionee, any option theretofore granted under the Incentive Plan.

         Termination of Relationship. In the event that an optionee terminates or is terminated from his relationship with the Company and its affiliates for reasons other than the optionee's death or disability, the optionee shall have the right to exercise his options at any time within thirty days (or such other period of time not exceeding three months as is determined by the Committee at the time of grant of the option) from the date of termination to the extent the optionee was entitled to exercise the options at the date of such termination.

         In the event that an optionee's relationship with the Company (or an affiliate) is terminated because such optionee has become totally or permanently disabled within the meaning of Section 22(e)(3) of the Code, the optionee shall have the right to exercise his options at any time within six months (or such other period of time not exceeding twelve months as is determined by the Committee at the time of grant of the option) from the date of termination of his relationship due to disability, to the extent the optionee was entitled to exercise the options immediately prior to such occurrence.

         In the event an optionee dies before his relationship with the Company (or an affiliate) otherwise terminates, the optionee's estate or beneficiary shall have the right to exercise his options at any time within six months from the date of death of the optionee, but only to the extent of the right to exercise that would have accrued had the optionee continued living and remained an employee or consultant of the Company (or an affiliate) during the six month period following the date of death.

         If an optionee dies within thirty days (or such other period of time not exceeding three months as is determined by the Committee at the time of grant of the option) after the termination of his relationship with the Company (or an affiliate), the optionee's estate or beneficiary shall have the right to exercise the optionee's options at any time within six months following the date of death of the optionee.

         Adjustments to Options. In the event of an increase or decrease in the number of outstanding shares of Common Stock as a result of a recapitalization, stock dividend or other event, which increase or decrease is effected without receipt of consideration by the Company, the number of shares for which options may be granted under the Incentive Plan, the number of shares covered by each outstanding option and the exercise price thereof shall be proportionately adjusted by the Committee, subject to any required action by the shareholders of the Company.

         In the event of the proposed dissolution or liquidation of the Company, all options under the Incentive Plan will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of the proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, all options under the Incentive Plan shall be assumed or equivalent options shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the optionee shall have the right to exercise the option as to all of the option shares, including shares as to which the option would not otherwise be exercisable.

         Amendment. The Board of Directors may, from time to time, alter, amend, suspend, or discontinue the Incentive Plan, or alter or amend any and all option agreements granted thereunder; provided, however, that no such action of the Board of Directors, without the approval of the shareholders of Company, may alter the provisions of the Incentive Plan so as to (i) increase the number of shares of Common Stock subject to the Incentive Plan (except as described above), (ii) change the designation of the class of employees or consultants eligible to be granted options under the Incentive Plan, or (iii) materially amend the Incentive Plan.

         Federal Income Tax Aspects.

         (a)      ISOs

         The Incentive Plan is intended to qualify as a stock option plan under
Section 422 of the Code. If the Incentive Plan qualifies as such, then an employee who receives an ISO under the Incentive Plan will not be deemed to recognize income either at the time of the grant of the option or, assuming that the optionee has been an employee at all times during the period beginning on the date of the grant and ending three months prior to the date of exercise, at the time of exercise of the option. In the case of an employee who is disabled within the meaning of Section 22(e)(3) of the Code, the optionee must have been an employee at all times during the period beginning on the date of grant and ending on the date one year prior to the date of exercise. Gain or loss from the sale or exchange of stock acquired upon such exercise will generally be treated as long-term capital gain or loss, provided that such sale or exchange of the shares does not occur within either the two-year period after the date of the granting of the option or the one-year period after the date such shares were acquired upon exercise. Under these circumstances, no deduction will be allowable to the Company in connection with either the grant of such options or the issuance of shares upon exercise thereof.

         If a disposition (as that term is defined in Section 424(c) of the Code) of shares acquired pursuant to the exercise of an ISO is made within either the two-year period after the date of granting of the option or the one-year period after the date the shares were acquired (a "disqualifying disposition"), the optionee will generally recognize compensation income at the time of disposition equal to the excess of the fair market value of the shares at the time of exercise over the option price (limited to the difference between the amount realized by the employee on the sale of such shares and the exercise price). Any such compensation income recognized as described in this paragraph will increase the optionee's tax basis in his shares. If a disposition described in this paragraph occurs in a taxable transaction, any gain in excess of compensation income recognized on the disposition will be capital gain, and any loss will be capital loss. Such capital gain or loss will be long-term capital gain or loss, depending on the holding period of the shares. If an optionee recognizes compensation income as the result of a disposition as described in this paragraph, the Company will be entitled to a corresponding income tax deduction for its taxable year in which or with which ends the taxable year of the employee in which the amount of compensation income is included in such employee's gross income. The employee will be deemed to have included such compensation income in gross income if the Company satisfies in a timely manner the applicable reporting requirements under Section 6041 or Section 6041A of the Code, whichever is applicable, and the Treasury regulations thereunder.

         Upon the exercise of an ISO, the excess of the fair market value of the shares at the time of exercise over the option price will be an item of adjustment subject to the alternative minimum tax provisions, unless the optionee makes a disqualifying disposition of such shares as described in the preceding paragraph.

         (b)      Non-ISOs

         In the event that options granted under the Plan do not qualify as ISOs, the employee will recognize compensation income upon the receipt of such option if the option has a readily ascertainable fair market value at the time of the grant, in the amount of the fair market value of the option. In the opinion of the Company, the presently outstanding options did not have a readily ascertainable fair market value at the time of their grant. If the non-ISOs do not have a readily ascertainable fair market value at the time of their grant, the employee will not recognize income upon grant of the non-ISO, but will recognize compensation income upon the exercise of the non-ISO if the shares issued pursuant to such exercise are either transferable or not subject to substantial risk of forfeiture. The amount of the income will be measured by the excess, if any, of the fair market value of the shares at the time of exercise (determined without regard to any restrictions other than a restriction which, by its terms, will never lapse) over the amount paid as the exercise price of the non-ISO. If, however, the employee is subject to certain forfeiture restrictions with respect to the shares received upon the exercise of the non-ISO, then the taxable income realized by the employee will be deferred and will be measured based on the fair market value of the shares at the time the restrictions lapse. Gain or loss on the subsequent sale or exchange of such shares will be capital gain or loss if the shares are a capital asset in the hands of the employee. Such capital gain or loss will be classified as long-term or short-term depending on the holding period. An employee may elect, pursuant to Section 83(b) of the Code, to be taxed in the taxable year in which a non-ISO is exercised on the difference between the fair market value of the Common Stock on the date of exercise and the exercise price.

         In the case of compensation income recognized by an employee as described above in connection with the exercise of an option, the Company will be entitled to a corresponding income tax deduction for its taxable year in which or with which ends the taxable year of the employee in which the amount of compensation income is included in such employee's gross income. The employee will be deemed to have included such compensation income in gross income if the Company satisfies in a timely manner the applicable reporting requirements under
Section 6041 or Section 6041A of the Code, whichever is applicable, and the Treasury regulations thereunder.

         As of April 14, 2000, the market value of the Common Stock as reported on The Nasdaq Stock Market was $16.31 per share.

         The following table provides information concerning options granted to certain persons or groups pursuant to the Incentive Plan.

               1992 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN

                                                                   Number of Shares Underlying
                                                                      Options Outstanding          Exercise Price
       Name and Position                                              as of April 15, 2000          Per Share (1)
       -----------------                                           ---------------------------     --------------
       Gerald R. Szczepanski.....................................            196,572                     $ 9.25
       Chairman of the Board, President
       and Chief Executive Officer

       James F. Wimpress, Jr.....................................             57,501                      10.73
       Senior Vice President - Store Operations

       Paula Y. Masters..........................................            117,000                       9.53
       Senior Vice President - General Merchandising Manager

       James A. Motley...........................................             64,750                      11.61
       Vice President, Chief Financial Officer and Secretary

       William S. Kotch III......................................             43,447                       8.20
       Vice President - Real Estate

       Stephen R. Puterbaugh.....................................             41,450                      10.26
       Vice President - Human Resources and Loss Prevention

       All Executive Officers....................................            520,720                       9.76
       as a group (6 persons)

       Current Non-Employee Directors............................               -                           -
       as a group (4 persons)

       All Non-Executive Officer Employees as a group............            469,609                      11.25

---------------
(1) Exercise prices shown are weighted averages of the actual exercise prices for stock options granted to the individuals or groups, as applicable.

         Approval of the Incentive Plan Amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

         C. APPROVAL OF THE AMENDMENTS TO THE EMPLOYEE STOCK PURCHASE PLAN

         The purpose of the Stock Purchase Plan is to give employees of the Company an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock.

         The Board of Directors has adopted, subject to shareholder approval, amendments to the Stock Purchase Plan (the "Stock Purchase Plan Amendments") to
(i) increase the number of monthly offerings to 60, (ii) increase the maximum aggregate number of shares reserved for issuance under the Stock Purchase Plan from 60,000 to 110,000, (iii) extend the term of the Stock Purchase Plan to March 31, 2003, (iv) remove the provision limiting each Offering to 2,500 shares, and (v) entitle the Company to withhold any necessary employment taxes or other similar amounts with respect to the purchase or sale of shares of Common Stock under the Stock Purchase Plan. The full text of the proposed amendment is included in Appendix B attached to this Proxy Statement.

         General. In June 1998, the Board of Directors and the Shareholders of the Company approved the Stock Purchase Plan. The Stock Purchase Plan is administered by the Compensation Committee. Any person who is an employee of the Company who is scheduled to work at least 20 hours per week on a regular basis and has completed six months' of employment with the Company is eligible to participate in the Stock Purchase Plan. As of May 5, 2000, approximately 500 employees of the Company were eligible to participate in the Stock Purchase Plan. Currently, the Company has reserved 60,000 shares of Common Stock for issuance under the Stock Purchase Plan. Such shares of Common Stock may be newly issued by the Company or may be purchased in the open market by the Company. The Stock Purchase Plan is currently implemented by 24 monthly offerings of the Common Stock (the "Offerings") commencing, respectively, on April 1, 1998 and on the first day of each calendar month thereafter ending with March 1, 2000. Each Offering shall terminate on the last day of each such month, respectively. Common Stock will be purchased for participants in the Stock Purchase Plan as of the last day of each Offering with the money deducted from their paychecks during the Offering. The purchase price per share of Common Stock will be an amount equal to 85% of the fair market value of a share of Common Stock on the last day of such Offering.

         The maximum aggregate number of shares that may be purchased during an Offering is currently 2,500 shares plus any unissued shares from prior offerings. If the aggregate stock purchase accounts to be used for the purchase of Common Stock as of the last day of an Offering would purchase more than 2,500 shares, then the number of shares which would otherwise be purchased for each participant will be reduced proportionately and the remaining account balance of each participant will be distributed.

         If the Stock Purchase Plan Amendments are approved, the Stock Purchase Plan will be implemented by 60 monthly Offerings commencing, respectively, on April 1, 1998 and ending with March of 2003. The aggregate number of shares of Common Stock that can be issued under the Stock Purchase Plan shall increase to 110,000. In addition, the provision limiting each Offering to 2,500 shares will be eliminated.

         Payroll Deductions. A participant may elect to have payroll deductions made under the Stock Purchase Plan for the purchase of Common Stock in an amount not to exceed 15% of the participant's compensation. Compensation for purposes of the Stock Purchase Plan means total cash compensation, including regular pay, overtime pay and bonuses, and it also includes pre-tax employee contributions under a Section 401(k) plan or non-qualified deferred compensation plan. Contributions to the Stock Purchase Plan will be on an after-tax basis (i.e., such contributions are subject to federal, state and local taxes). A participant may terminate his or her payroll deductions at any time. A participant may elect to increase or decrease the amount of his or her payroll deductions within the first 30 days of a quarter, but not more than once each quarter.

         A stock purchase account is established for each participant in the Stock Purchase Plan. Amounts deducted from participants' paychecks is credited to their accounts with respect to each Offering. No interest accrues with respect to any amounts credited to the accounts. As of the last day of each Offering, the amount credited to a participant's stock purchase account with respect to such Offering is used to purchase the largest number of whole shares of Common Stock at the price as determined above. The Common Stock is purchased directly from the Company. No brokerage or other fees are charged to participants.

         Withdrawal and Transferability. A participant may withdraw from participation in the Stock Purchase Plan at any time by written notice to the Company. The payroll deductions of a withdrawing participant shall cease beginning with the next pay period. None of a participant's payroll deductions then credited to his or her account in connection with an Offering is returned to the participant, but is instead applied to the purchase of shares during the appropriate Offering. A participant's withdrawal from any Offering disqualifies the participant from again participating in the Stock Purchase Plan until the first Offering that commences after the next January 1 or July 1. Rights to purchase shares of Common Stock under the Stock Purchase Plan are exercisable only by the participant and are not transferable.

         Termination and Amendment. If not sooner terminated automatically because all shares reserved under the Stock Purchase Plan have been issued and sold, the Stock Purchase Plan will continue in effect until terminated by the Board of Directors. The Board of Directors of the Company may amend or terminate the Stock Purchase Plan at any time, except that certain amendments may be made only with the approval of the shareholders of the Company.

         Federal Income Tax Consequences. The following is a summary of the federal income tax consequences to employees participating in the Stock Purchase Plan and to the Company, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof. The summary does not address the consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.

         Rights to purchase stock under the Stock Purchase Plan are referred to in the Code as "options." A participating employee does not recognize income at the time options are granted to such employee or when the employee exercises such options and purchases shares of Common Stock. Under the Stock Purchase Plan, both the grant date and the exercise date occur at the end of each Offering for tax purposes. An employee is taxed on amounts withheld from salary under the Stock Purchase Plan as if actually received, and the Company is entitled to deduct a corresponding amount.

         If an employee does not dispose of the shares of Common Stock purchased pursuant to the Stock Purchase Plan within two years after the date of grant of the options to the employee, or if the employee dies without having disposed of such shares, such employee must include in gross income as compensation (as ordinary income and not as capital gain) for the taxable year of disposition or death an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition or death over the amount paid for the shares, or (ii) the excess of the fair market value of the shares at the date of grant of the options over the exercise price. If the amount realized upon such a disposition by way of sale or exchange of the shares exceeds the purchase price plus the amount, if any, included in income as compensation, such excess will be capital gain. If the holding period for the shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income. Currently the maximum rate for long-term capital gain on assets held for more than one year is generally 20%.

         The Company is not entitled to any deduction with respect to options granted under the Stock Purchase Plan or shares of Common Stock issued and delivered pursuant to the exercise of such options, if the holding period requirements are met or the employee dies prior to disposing of the shares acquired upon exercise.

         If an employee disposes of the shares of Common Stock within two years from the date of grant of the option (an "Early Disposition"), the employee will recognize ordinary income at the time of disposition which will equal the excess, if any, of the fair market value of the shares on the date of exercise over the amount paid for such shares. The Company may be required to withhold employment and other taxes related to such ordinary income. The Company will generally be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on disposition of such shares over the fair market value of such shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period for the shares. If an employee disposes of such shares for less than his or her basis in the shares, the difference between the amount realized and such basis will be a long-term or short-term capital loss, depending upon the holding period for the shares.

         If the Stock Purchase Plan Amendments are approved, the Company shall be entitled to withhold in any lawful manner any employment taxes or other similar amounts if any such taxes or amounts must be withheld or otherwise paid by any employee upon the purchase of stock pursuant to the Stock Purchase Plan or the subsequent sale of stock so purchased.

                          EMPLOYEE STOCK PURCHASE PLAN

         Participation in the Stock Purchase Plan is voluntary. The Company cannot now determine the amount of shares of Common Stock that will be acquired by participants therein or the dollar value of any such participation. The following table sets forth information regarding shares of Common Stock purchased during the fiscal year ended January 29, 2000 under the Stock Purchase Plan by the individuals and groups set forth below.

                                                                                                   Aggregate
                                                                                                  Price of the
                  Name and Position                                     Number of Shares       Underlying Shares(1)
                  -----------------                                     ----------------       --------------------
Gerald R. Szczepanski........................................                9,205                   $  7.17
Chairman of the Board, President
and Chief Executive Officer

James F. Wimpress, Jr........................................                  836                      6.65
Senior Vice President - Store Operations

Paula Y. Masters.............................................                   --                        --
Senior Vice President - General Merchandising Manager

James A. Motley..............................................                   --                        --
Vice President, Chief Financial Officer and Secretary

William S. Kotch III.........................................                1,202                      7.20
Vice President - Real Estate

Stephen R. Puterbaugh........................................                   --                        --
Vice President - Human Resources and Loss Prevention

All Executive Officers as a Group (6 persons)................               11,244                      7.14
All Non-Employee Directors as a Group (4 persons)(2).........                   --                        --
All Non-Executive Officer Employees as a Group ..............                8,476                   $  7.63

-----------------------

(1) Calculated by averaging the option price of the shares purchased under the Stock Purchase Plan.

(2)      Not eligible for participation.

         Approval of the Stock Purchase Plan Amendments will require the affirmative vote of the holders of a majority of the Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                 D. RATIFICATION OF THE APPOINTMENT OF AUDITORS

         The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, which has served as independent auditors of Gadzooks since 1992, as independent auditors of Gadzooks for the fiscal year ending February 3, 2001, and recommends ratification by the shareholders of such appointment. Such ratification requires the affirmative vote of the holders of a majority of the Common Stock entitled to vote on this matter and represented in person or by proxy at the Annual Meeting. Accordingly, under the Bylaws of Gadzooks and in accordance with Texas law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The persons named in the accompanying proxy intend to vote for ratification of such appointment unless instructed otherwise on the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

         In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of PricewaterhouseCoopers LLP as Gadzooks' independent auditors without the approval of the shareholders of Gadzooks whenever the Board of Directors deems such termination necessary or appropriate. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

                                  ANNUAL REPORT

         The 1999 Annual Report of Gadzooks, including financial statements, accompanies this Proxy Statement.

                              SHAREHOLDER PROPOSALS

         Any shareholder who wishes to submit a proposal for inclusion in the proxy material for presentation at Gadzooks' 2001 Annual Meeting of Shareholders must forward such proposal to the Secretary of Gadzooks at the address indicated on the first page of this proxy statement, so that the Secretary receives it no later than January 9, 2001. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if any shareholder proposal intended to be presented at the 2001 annual meeting without inclusion in Gadzooks' proxy statement for such meeting is received at Gadzooks' principal office after March 24, 2001, then a proxy will have the ability to confer discretionary authority to vote on such proposal.

                                    FORM 10-K

         COPIES OF GADZOOKS' ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 29, 2000, AS FILED WITH THE SEC, EXCLUDING EXHIBITS, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO GADZOOKS, INC., 4121 INTERNATIONAL PARKWAY, CARROLLTON, TEXAS 75007, ATTENTION: JAMES A. MOTLEY, SECRETARY. COPIES OF EXHIBITS ARE AVAILABLE UPON PAYMENT OF A REASONABLE FEE TO COVER THE COSTS OF REPRODUCTION.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                                     By Order of the Board of Directors,


                                         /s/ JAMES A. MOTLEY
                                              James A. Motley
                                                Secretary

May 11, 2000

                                                                      Appendix A

                                 AMENDMENT NO. 7
                              TO THE GADZOOKS, INC.
                1992 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN


         The Gadzooks, Inc. 1992 Incentive and Nonstatutory Stock Option Plan, as amended (the "Plan") is hereby amended as follows, effective March 30, 2000:

         1. The first paragraph of Section 3 of the Plan is hereby amended in its entirety to read as follows:

                  3. Stock Subject to the Plan. Subject to the provisions of
                  Section 11 of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is the excess of 2,100,000 shares of Common Stock over the number of shares (as appropriately adjusted pursuant to Section 11 hereof) that have, prior to March 30, 2000, been optioned, sold or otherwise properly subtracted from the maximum number of shares available under the Plan. The Shares may be authorized, but unissued, or reacquired Common Stock.

         2. Section 13(a)(i) of the Plan is hereby amended in its entirety to read as follows:

                  (i) An increase in the number of Shares subject to the Plan above 2,100,000 Shares, other than in connection with an adjustment under Section 11 of the Plan;

         In witness whereof, the Company has caused its duly authorized officer to execute this Amendment No. 7 as of the 30th day of March, 2000.


                                       GADZOOKS, INC.


                                       By:     /s/ JAMES A. MOTLEY
                                               ---------------------------------

                                       Title:  Vice President, Chief Financial
                                                Officer and Secretary
                                               ---------------------------------

                                                                      Appendix B

                                 AMENDMENT NO. 1
                             TO THE GADZOOKS., INC.
                          EMPLOYEE STOCK PURCHASE PLAN


         The Gadzooks, Inc. Employee Stock Purchase Plan (the "Plan") is hereby amended as follows, effective March 30, 2000:

         1.       Section 4.1 of the Plan is hereby amended to read as follows:

                  4.1 Annual Offerings. The Plan will be implemented by 60 monthly offerings of the Company's Common Stock (the "Offerings") commencing respectively, on April 1, 1998 and the first day of each calendar month thereafter, ending with March of 2003. Each Offering shall terminate on the last day of each such month respectively. Effective March 30, 2000, the aggregate number of shares that may be issued under the Plan is 110,000 minus the number of shares (subject to adjustment pursuant to Section 12.3 hereof) that have been issued under the Plan prior to March 30, 2000. The commencement date of each Offering ("Offering Commencement Date") shall be the first day of each calendar month in the period beginning
                  April 1, 1998 and ending March 31, 2003. The termination date of each Offering ("Offering Termination Date") shall be the last day of each such calendar month.

         2. The first sentence of Section 10.1 of the Plan is hereby amended to read as follows:

                  The maximum number of shares which shall be reserved for issuance under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 12.3 hereof shall be 110,000 shares minus the number of shares (as appropriately adjusted pursuant to Section 12.3 hereof) that have been issued under the Plan prior to March 30, 2000.

         3.       A new section 12.10 is added to the Plan to read as follows:

                  12.10 Withholding. In the event any employment taxes or other similar amounts must be withheld or otherwise paid by any Employee upon the purchase of stock pursuant to the Plan or the subsequent sale of stock so purchased, the Company shall be entitled to withhold any such tax or amounts in any manner permitted by law.

         4. Section 12.5 of the Plan shall be amended by the addition at the end thereof of the following language:

                  Amendment No. 1 to the Plan shall become effective as of March 30, 2000, subject to approval by the holders of the majority of the Common Stock on or before December 31, 2000. If Amendment No. 1 to the Plan is not so approved, the Amendment shall not become effective.

         5. In all other respects, the Plan shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the foregoing Amendment is hereby duly executed by the corporate officer signing below as of March 30, 2000.



                                       GADZOOKS, INC.


                                       By:     /s/ JAMES A. MOTLEY
                                               ---------------------------------

                                       Title:  Vice President, Chief Financial
                                                Officer and Secretary
                                               ---------------------------------

--------------------------------------------------------------------------------

                                      PROXY
                                 GADZOOKS, INC.
                           4121 International Parkway
                             Carrollton, Texas 75007

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                The undersigned hereby appoints Gerald R. Szczepanski, James A. Motley and Eliot D. Raffkind as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Gadzooks, Inc. held on record by the undersigned on May 2, 2000, at the annual meeting of stockholders to be held on June 15, 2000 or any adjournment thereof.

                This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4.


           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE.)
--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

                                                         Please mark your
                                                         votes as indicated  [X]
                                                         in this example
--------------------------------------------------------------------------------
A VOTE "FOR" PROPOSALS 1 THROUGH 4 IS RECOMMENDED BY THE BOARD OF DIRECTORS.



ITEM 1.  Election of directors

                                WITHHOLD
           FOR                  AUTHORITY                *EXCEPTIONS
       the nominees     to vote for all nominees
    listed to the right    listed to the right
           [ ]                    [ ]                         [ ]

NOMINEES: Gerald R. Szczepanski, Ron G. Stegall

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*EXCEPTIONS
            --------------------------

ITEM 2. Proposal to approve the amendment to the 1992 Incentive and Nonstatutory Stock Option Plan.

                        FOR     AGAINST   ABSTAIN
                        [ ]       [ ]       [ ]


ITEM 3.  Proposal to approve the amendment to the Employee Stock Purchase Plan.

                        FOR     AGAINST   ABSTAIN
                        [ ]       [ ]       [ ]


ITEM 4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the corporation.

                        FOR     AGAINST   ABSTAIN
                        [ ]       [ ]       [ ]


ITEM 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


CHANGE OF ADDRESS AND OR COMMENTS MARK HERE  [ ]

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


SIGNATURE                          SIGNATURE                       DATE
          ------------------------           ---------------------      --------
PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
--------------------------------------------------------------------------------

                            o FOLD AND DETACH HERE o


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